UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2008

CME Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33379	36-4459170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Wacker Drive, Chicago, Illinois 60606

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 930-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 17, 2008, CME Group Inc. (“CME Group”) and NYMEX Holdings, Inc. (“NYMEX Holdings”) issued a joint press release announcing that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”) relating to the acquisition of NYMEX Holdings by CME Group and the other matters described therein. Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, each issued and outstanding share of NYMEX Holdings common stock will be converted into the right to receive total consideration equal to (1) 0.1323 shares of CME Group Class A common stock and (2) $36.00 per share in cash. Holders of NYMEX Holdings common stock can elect to receive either CME Group Class A common stock or cash for each share of NYMEX Holdings common stock, subject to proration in the event either the stock election or the cash election is oversubscribed. These adjustments, however, will not increase or decrease the total shares of CME Group Class A common stock to be issued by CME Group in the merger, estimated to total 12.5 million shares, or the total amount of cash to be paid by CME Group in the merger, estimated to total $3.4 billion. If the cash election is oversubscribed, CME Group has the option of increasing the total amount of cash consideration, subject to certain limitations. Also pursuant to the Merger Agreement, New York Mercantile Exchange, Inc., a wholly-owned subsidiary of NYMEX Holdings (“NYMEX”), will offer to purchase 100% of the outstanding Class A membership interests in NYMEX for consideration not to exceed $500 million in the aggregate, or approximately $612,000 per Class A membership. Subject to an affirmative vote by CME Group and NYMEX Holdings stockholders, the approval of amendments to the certificate of incorporation and bylaws of NYMEX by the NYMEX Class A members, the purchase by NYMEX of at least 75% of the outstanding Class A memberships, regulatory approvals and other closing conditions, the transaction is expected to close in the fourth quarter of 2008.

A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information required by Item 1.01 will be filed in a separate Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Joint press release of CME Group and NYMEX Holdings, dated March 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

By:	/s/ Kathleen M. Cronin
Kathleen M. Cronin
Managing Director, General Counsel and Corporate Secretary

Dated: March 17, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Joint press release of CME Group and NYMEX, dated March 17, 2008.